EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in registration statements on Form S-3 (No. 333-107295 and 333-107296) and Form S-8 (No. 333-60124, 333-60328, 333-74754, 333-74790, 333-86608, 333-86610, 333-86612, 333-98273, 333-101471, 333-101473, 333-106097 and 333-106098) of Reliant Energy, Inc. of our:
Report dated March 14, 2006 related to the consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows of Reliant Energy, Inc. and subsidiaries before the effects of the adjustments to retrospectively account for the change in subsidiary guarantors as described in note 16 and financial statement schedule appearing in this Annual Report on the Form 10-K of Reliant Energy, Inc. for the year ended December 31, 2007.
Report dated March 14, 2006 related to the consolidated statements of operations, member’s equity and comprehensive income, and cash flows of Reliant Energy Mid-Atlantic Power Holdings, LLC appearing in this Annual Report on Form 10-K of Reliant Energy, Inc. for the year ended December 31, 2007.
Report dated March 14, 2006 related to the consolidated statements of operations, stockholder’s equity and comprehensive loss, and cash flows of Orion Power Holdings, Inc. appearing in this Annual Report on Form 10-K of Reliant Energy, Inc. for the year ended December 31, 2007.
Report dated March 14, 2006 related to the consolidated statements of operations, member’s equity and comprehensive income, and cash flows of Reliant Energy Retail Holdings, LLC appearing in this Annual Report on Form 10-K of Reliant Energy, Inc. for the year ended December 31, 2007.
DELOITTE & TOUCHE LLP
Houston, Texas
February 25, 2008